EXHIBIT 21.1
SUBSIDIARIES OF PROASSURANCE CORPORATION
PRA Professional Liability Group, Inc. (Delaware)
ProAssurance Indemnity Company, Inc. (Alabama)
ProAssurance American Mutual, A Risk Retention Group (District of Columbia)*
ProAssurance Casualty Company (Michigan)
ProAssurance Specialty Insurance Company, Inc. (Alabama)
ProAssurance General Insurance Company, Ltd. (Bermuda)
Podiatry Insurance Company of America (Illinois)
PACO Assurance Company, Inc. (Illinois)
ProAssurance Mid-Continent Underwriters, Inc. (Texas)
IAO, Inc. (Alabama)
PRA Group Holdings, Inc. (Delaware)
PRA Services Corporation (Michigan)
Medmarc Casualty Insurance Company (Vermont)
Hamilton Resources Corporation (Delaware)
Noetic Specialty Insurance Company (Vermont)
PRACCL, Ltd. (United Kingdom)
PRA Corporate Capital, Ltd. (United Kingdom)
ProAssurance Group Services Corporation (Alabama)
Eastern Insurance Holdings, Inc. (Pennsylvania)
Eastern Re Ltd, S.P.C. (Cayman Islands)
Global Alliance Holdings Ltd. (Pennsylvania)
Eastern Advantage Assurance Company (Pennsylvania)
Allied Eastern Indemnity Company (Pennsylvania)
Eastern Alliance Insurance Company (Pennsylvania)
Employers Alliance, Inc. (Pennsylvania)

* Organized on January 1, 2015 by PRA Indemnity. PRA Indemnity officers currently serve as the Risk Retention Group’s (RRG) directors. PRA Indemnity provides all necessary services for the RRG and is the primary capital provider through a $10 million surplus note.